EXHIBIT 99.1

UTMD Reports Audited Year 2021 and Fourth Quarter Financial Performance

Contact: Crystal Rios (801) 566-1200	February 1, 2022

Salt Lake City, Utah – The fourth calendar quarter (4Q) of 2021 financial results demonstrate Utah Medical Products, Inc.’s (Nasdaq: UTMD’s) continuing performance improvement despite many challenges related to the corona virus pandemic including on-again/off-again restrictions on so-called nonessential medical procedures, supply chain disruption, high inflation on raw materials, freight and labor costs as well as a continued shortage of labor and higher employee turnover. Because of UTMD’s unusual dip in 2020 financial performance, UTMD management continues to report quarterly income statement results compared to the same periods not only for 2021 compared to 2020, but also for 2021 compared to the pre-pandemic year of 2019. The Company exceeded its stated objective early in 2021 to try to fully recover back to its 2019 financial performance. Please see the income statements for all three years on the last page of this report.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following summary comparison of 4Q and calendar year 2021 income statement measures with the same periods of 2020 demonstrates a remarkable recovery:

2021 to 2020 Comparison	4Q (October–December)	Year (January-December)
Revenues (Sales):	+ 8%	+ 16%
Gross Profit (GP):	+ 12%	+ 21%
Operating Income (OI):	+ 20%	+ 38%
Income Before Tax (EBT):	+ 21%	+ 38%
Net Income (NI):	+ 21%	+ 37%
Earnings Per Share (EPS):	+ 21%	+ 37%

As longer-term UTMD stockholders appreciate, the above increases resulted from comparing 2021 financial results with a depressed 2020 year in which so-called “nonessential” medical procedures using UTMD’s devices were often restricted by government fiat. Perhaps the following comparison of 4Q and year 2021 with 4Q and year 2019, prior to the pandemic, might be more meaningful:

2021 to 2020 Comparison	4Q (October–December)	Year (January-December)
Revenues (Sales):	+ 9%	+ 5%
Gross Profit (GP):	+ 4%	+ 5%
Operating Income (OI):	+ 10%	+ 7%
Income Before Tax (EBT):	+ 9%	+ 7%
Net Income (NI) per US GAAP:	(5%)	+ - %
Earnings Per Share (EPS) US GAAP:	(3%)	+ 3%

The above changes in NI and EPS according to U.S. Generally Accepted Accounting Principles (US GAAP) reflect a favorable adjustment to UTMD’s long term deferred tax liability (DTL) in 4Q 2019 (and therefore a reduction in income tax provision) and unfavorable adjustments in both the years of 2020 and 2021.  In 2019, the UK lowered its corporate income tax rate for future years, and then in 2020 and in 2021 effectively raised it again. The DTL decrease in 2019 and increases in 2020 and 2021 were on the balance of Femcare identifiable intangible assets (IIA) which would be amortized through 1Q 2026. As stockholders may remember, the DTL was initiated as of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen year time span from the acquisition date, is not tax-deductible in the UK. According to US GAAP, the future income tax impact of a change in DTL must be recognized in the tax provision of the calendar quarter in which a tax law change is enacted. In 4Q 2019, a favorable $316 reduction in the income tax provision was recognized per US GAAP.  In 2Q 2020, a $225 increase in deferred UK taxes over the next six years occurred because the UK decided to not reduce its corporate income tax rate from 19% to 17% beginning in 2Q 2020, as was previously enacted in 2019. In 2Q 2021, another $390 increase in DTL over the remaining five years occurred because in June 2021, UK parliament ratified the Finance Minister’s plan to increase the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023, which affects the deferred taxes for IIA to be amortized after April 1, 2023 until fully amortized as of 1Q 2026.

UTMD management believes that the presentation of results excluding the DTL adjustments to its 2019, 2020 and 2021 income tax provisions provide meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results. The non-US GAAP exclusions only affect Net Income and Earnings Per Share.

Excluding the 4Q 2019 DTL decrease and the 2Q 2020 and 2Q 2021 DTL increases which resulted in a “one-time” tax provision decrease in 2019 and increases in 2020 and 2021 due to the UK corporate income tax rate changes, the resulting comparison of non-US GAAP NI and EPS changes follow:

	4Q 2021 to 4Q 2020	4Q 2021 to 4Q 2019
	(October-December)	(October-December)
NI (non-US GAAP):	+ 21%	9%
EPS (non-US GAAP):	+ 21%	12%

	Year 2021 to Year 2020	Year 2021 to Year 2019
	(January-December)	(January-December)
NI (non-US GAAP):	+ 38%	7%
EPS (non-US GAAP):	+ 38%	10%

In other words, excluding booking the income tax provision adjustments which resulted from DTL changes in all three years, the comparison of improvements in Net Income and EPS were similar to the improvements in income statement measures above the Net Income line.

Consolidated sales in all product categories were up for the year 2021 compared to 2020. Sales invoiced in foreign currencies, which represented 27% of total consolidated sales (when expressed in USD) during 2021, were helped by a weaker USD.  Consolidated USD sales in 2021 were 1.3% higher to that which would have resulted using the same foreign currency exchange (FX) rates as in the prior year’s same periods (“constant currency sales”).

Profit margins in 4Q and year 2021 compared to 4Q and year 2020 follow:

	4Q 2021 (Oct – Dec)	4Q 2020 (Oct-Dec)	2021 (Jan–Dec)	2020 (Jan–Dec)
Gross Profit Margin (GP/ sales):	62.8%	60.5%	63.0%	60.6%
Operating Income Margin (OI/ sales):	39.7%	35.6%	38.5%	32.5%
Net Income Margin (US GAAP)	32.0%	28.4%	30.1%	25.6%
Net Income Margin (Non-US GAAP, B4 DTL Adj):	32.0%	28.4%	30.9%	26.1%

Notes:1) There were no DTL adjustments in 4Q 2021 or in 4Q 2020.

2) The Net Income Margin is NI, after subtracting a provision for taxes, divided by sales.

In 2020, because the Company did not make drastic cuts to its operating overheads to try to match the lower sales activity, profit margins were lower relative to UTMD’s performance in prior years, but still remained very solid in regard to UTMD’s ability to remain viable during the pandemic. The decision to not cut back was based on management’s belief that most overhead expenses represented critical resources needed to support the business as it was expected to recover, together with the comfort of UTMD’s cash reserves.  Profit margins in 2021 have returned to levels more consistent with longer term management expectations.

UTMD’s December 31, 2021 Balance Sheet, in the continued absence of debt, continued to strengthen, which allowed the payment of a $2.00/share special dividend to stockholders in December which amounted to $7,309 in total. This payment was in addition to the regular $0.285/share dividend declared after 3Q 2021 ($1,040 total) and also paid during 4Q 2021 in October, and in lieu of UTMD’s regular $0.285/share 4Q dividend which would normally have been paid in January 2022. The early special dividend payment was intended to mitigate a negative tax impact on stockholders of a possible income tax rate increase on dividends in 2022. After the $8,349 payment of dividends during 4Q 2021, ending Cash and Investments were $60.9 million on December 31, 2021 compared to

$64.3 million on September 30, 2021 and $51.6 million on December 31, 2020. Even after paying a total of $11.5 million in cash dividends to stockholders during 2021, UTMD’s cash balance increased $9.4 million during 2021, or about $2.57/ currently outstanding share. Stockholders’ Equity (SE) increased $4.3 million as of December 31, 2021 from December 31, 2020 despite the fact that dividends reduce SE.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of calendar year 2021 compared to the end of 2020 and the end of 3Q 2021 follow:

	12-31-21	12-31-20	Change	9-30-21	Change
GBP	1.35358	1.36631	(0.9%)	1.34676	0.5%
EUR	1.13765	1.22281	(7.0%)	1.15770	(1.7%)
AUD	0.72678	0.77079	(5.7%)	0.72284	0.5%
CAD	0.79016	0.78406	0.8%	0.78908	0.1%

Revenues (sales) - 4Q 2021

Total consolidated 4Q 2021 UTMD worldwide (WW) sales were $903 (+7.5%) higher than in 4Q 2020. Constant currency sales were $953 (+7.9%) higher. U.S. domestic sales were 16% higher and outside the U.S. (OUS) sales were 5% lower. In contrast to the earlier three quarters of the year, a stronger USD in 4Q 2021 compared to 4Q 2020 converting foreign currency sales reduced 4Q 2021 OUS sales by 1%.

Domestic U.S. sales in 4Q 2021 were $8,105 compared to $6,960 in 4Q 2020.  Domestic sales are invoiced in USD and are not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct other than Filshie device sales, representing 51% of total domestic sales, were $703 (+21%) higher in 4Q 2021 than in 4Q 2020. The increase may have been due in part from medical facilities overstocking medical devices as a hedge against possible supply interruptions. OEM sales, representing 31% of total domestic sales, were $719 (+40%) higher. Direct Filshie device sales, representing 18% of total domestic sales, were $278 (16%) lower in 4Q 2021 compared to 4Q 2020.  In addition to clip implantations considered as “non-essential” by some during the pandemic, there is a recent medical trend post C-section to perform a salpingectomy/oophorectomy (removal of Fallopian tubes and/or ovaries) instead of tubal ligation.

OUS sales in 4Q 2021 were $4,809 compared to $5,050 in 4Q 2020. As expected, an extra one-time $478 shipment for DPT kits in 4Q 2020 requested by UTMD’s China distributor, representing 9% of OUS sales in 4Q 2020, did not repeat in 4Q 2021. Disregarding the one-time China order in 4Q 2020 and the negative FX rate impact, OUS sales in 4Q 2021 were up 6% compared to 4Q 2020. This is evidence that results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

For clarity, 4Q 2021 USD-denominated OUS sales compared to 4Q 2020 OUS sales were lowered as a result of a stronger USD relative to the EUR which reduced OUS net sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms) by $49.  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 4Q 2021 and 4Q 2020 for revenue purposes follow:

	4Q 2021	4Q 2020	Change
GBP	1.3482	1.3196	+ 2.2%
EUR	1.1494	1.1924	(3.6%)
AUD	0.7306	0.7294	+ 0.2%
CAD	0.7946	0.7670	+ 3.6%

The portion of OUS sales invoiced in foreign currencies in USD terms were 26% of total consolidated 4Q 2021 sales compared to 23% in 4Q 2020.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  In USD terms, export sales to OUS distributors from Ireland represented 69% of total OUS distributor sales. Export sales from the U.S. to OUS distributors are invoiced in USD.  Sales to OUS distributors were 5% lower in 4Q 2021 than in 4Q 2020 due to the one-time shipment in 4Q 2020 to China from the U.S. Direct to end-user OUS 4Q 2021 sales in USD terms were 11% higher in Ireland, 29% lower in Canada, 2% higher in France and 3% higher in the UK than in 4Q 2020.  Direct to end-user sales in Australia, which included New Zealand in 4Q 2021 but not in 4Q 2020, were 1% lower.

Sales -2021 Year

Total consolidated 2021 UTMD worldwide (WW) sales were $6,876 (+16.3%) higher than in 2020. Constant currency sales were $6,256 (+14.8%) higher than in 2020. U.S. domestic sales were 19% higher and OUS sales were 13% higher. Without the help of a generally weaker USD in converting foreign currency sales, OUS sales were 9% higher.

Domestic U.S. sales in 2021 were $30,659 compared to $25,866 in 2020.  Direct device sales other than Filshie, representing 49% of total domestic sales, were $1,932 (+15%) higher in 2021 than in 2020. OEM sales, representing 31% of total domestic sales, were $3,069 (+47%) higher. Direct Filshie device sales, representing 20% of total domestic sales, were $209 (3%) lower in 2021 compared to 2020.

OUS sales in 2021 were 13% higher at $18,395 compared to $16,312 in 2020. The increase in USD-denominated OUS sales was enhanced as a result of a generally weaker USD which added $619 to OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 2021 and 2020 for revenue purposes follow:

	2021	2020	Change
GBP	1.3760	1.2908	+ 6.6%
EUR	1.1828	1.1461	+ 3.2%
AUD	0.7514	0.6921	+ 8.6%
CAD	0.7977	0.7510	+ 6.2%

The weighted-average favorable impact on 2021 foreign currency OUS sales was 4.9%, increasing reported USD sales by $619 relative to the same foreign currency sales in 2020.  In constant currency terms, OUS sales in 2021 were 9.0% higher than in 2020. The portion of OUS sales invoiced in foreign currencies in USD terms was 27% of total consolidated 2021 sales compared to 22% in 2020. Direct to end-user OUS 2021 sales in USD terms were 18% higher in Ireland, 7% lower in Canada, 14% higher in France and 18% higher in the UK. Direct to end-user sales in Australia, which included New Zealand in 2021 but not in 2020, were 20% higher. Sales to OUS distributors were 13% higher in 2021 than in 2020.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers. UTMD’s GP was $847 (+11.7%) higher in 4Q 2021 than in 4Q 2020, and $5,369 (+21.0%) higher in calendar year 2021 than in 2020.  The primary contribution to an expanded GP Margin (GPM) was much greater dilution of fixed manufacturing overhead costs by higher sales in both 4Q 2021 and year 2021. The greater percentage increase in GP than in sales is due to the ability to leverage fixed costs. Incremental direct labor costs increased as a result of inflationary pressure on wages and competition for a limited number of people currently seeking work. During 4Q 2021, UTMD continued to experience double-digit percentage cost increases in a number of raw materials, as well as in the freight cost to receive the materials. The growing administrative burden of compliance with regulatory requirements, particularly OUS, continues to pressure UTMD’s GPM. To offset continuing significant changes in manufacturing costs, UTMD increased prices for most of its devices in 4Q 2021 by about 6.5%, and reduced the duration of fixed prices to three to six months from a previous norm of one year. Managing variable manufacturing costs will continue to be a significant challenge in 2022.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. After subtracting OE from substantially higher 4Q and year 2021 GP, OI in 4Q 2021 was $5,129 compared to $4,280 in 4Q 2020, an increase of 19.8%; and was $18,880 for the year 2021 compared to $13,708 in 2020, an increase of 37.7%. USD OE were about the same in 4Q 2021 as in 4Q 2020, but slightly higher for the year 2021 than in 2020 as a result of a weaker USD during the first nine months of the year, as a comparison of the two tables below demonstrates.

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 4Q and year 2021 compared to the same periods in 2020 by OE category:

OE Category	4Q 2021	% of sales	4Q 2020	% of sales	2021	% of sales	2020	% of sales
S&M:	$343	2.7	$359	3.0	$1,414	2.9	$1,554	3.7
G&A:	2,499	19.3	2,515	21.0	10,097	20.6	9,800	23.2
R&D:	141	1.1	111	0.9	526	1.1	486	1.2
Total OE:	2,983	23.1	2,985	24.9	12,037	24.6	11,840	28.1

A weaker USD helped increase consolidated USD sales in 2021, but it also helped increase the USD-denominated OE of UTMD’s foreign subsidiaries by $13 in 4Q 2021 and $229 in year 2021. The following table summarizes “constant currency” OE in 4Q and year 2021 compared to the same periods in 2020 by OE category:

OE Category	4Q 2021 const FX	4Q 2020	2021 const FX	2020
S&M:	$343	$359	$1,393	$1,554
G&A:	2,486	2,515	9,890	9,800
R&D:	141	111	525	486
Total OE:	2,970	2,985	11,808	11,840

Total 2021 OE, with OUS OE converted to USD at the same FX rate as in the prior year’s same periods of time, were slightly higher in the 4Q and slightly lower for the year as a whole.

A division of G&A expenses by location follows. About two-thirds of G&A expenses in all periods above were from the non-cash expense of amortizing IIA related to the Filshie Clip System.

G&A Exp Category	4Q 2021	% of sales	4Q 2020	% of sales	2021	% of sales	2020	% of sales
IIA Amort - UK:	$536	4.1	$526	4.4	$2,189	4.5	$2,049	4.9
IIA Amort– CSI:	1,105	8.6	1,105	9.2	4,421	9.0	4,421	10.5
UK:	146		158		616		608
US:	545		573		2,208		2,137
IRE:	86		85		321		284
AUS:	42		35		178		162
CAN:	39		33		164		139
Total G&A:	2,499	19.3	2,515	21.0	10,097	20.6	9,800	23.2

The table below identifies “constant currency” OUS G&A expenses for 4Q and year 2021 compared to the same periods in 2020:

G&A Exp Category	4Q 2021 const FX	4Q 2020	2021 const FX	2020
IIA Amort- UK:	$524	$526	$2,054	$2,049
Other– UK:	143	158	578	608
IRE:	89	85	312	284
AUS:	42	35	164	162
CAN:	38	33	154	139
Total G&A:	836	837	3,262	3,242

Period to period product development (R&D) expenses varied depending on specific project costs. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

In summary, holding OE nearly constant while substantially increasing revenues with a higher GPM had a huge favorable impact on OI.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 4Q 2021 EBT was $5,181 (40.1% of sales) compared to $4,286 (35.7% of sales) in 4Q 2020. Consolidated 2021 EBT was $19,061 (38.9% of sales) compared to $13,840 (32.8% of sales) in 2020.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 4Q 2021 was $51 compared to $6 NOI in 4Q 2020. Net NOI in 2021 was $181 compared to $132 NOI in 2020.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 4Q 2021 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $7,035 compared to $6,121 in 4Q 2020, an increase of 14.9% in this metric. Adjusted consolidated EBITDA was $26,530 for the year 2021 compared to $21,125 in 2020, an increase of 25.6% in this metric, which exceeded management’s prior projection.  Adjusted consolidated EBITDA for the last six months of 2021 was $14,060, which suggests that management’s prior projection of $28 million for year 2022 is more likely to be $30 million.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 54.5% in 4Q 2021 compared to 51.0% in 4Q 2020.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 54.1% in 2021 compared to 50.1% in 2020.

Achieving substantially higher revenues with an expanded GPM while keeping operating expenses about the same obviously had an extremely positive effect on this key profitability metric. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its recovery from 2020.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	4Q 2021	4Q 2020	2021	2020
EBT	$5,181	$4,286	$19,061	$13,840
Depreciation Expense	153	160	636	655
Femcare IIA Amortization Expense	535	526	2,189	2,049
CSI IIA Amortization Expense	1,105	1,105	4,421	4,421
Other Non-Cash Amortization Expense	8	9	35	45
Stock Option Compensation Expense	43	39	166	160
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	10	(4)	22	(45)
UTMD non-US GAAP EBITDA:	$7,035	$6,121	$26,530	$21,125

Note

All UTMD income statement measures from GP through EBT including non-US GAAP adjusted consolidated EBITDA for both 2021 and 2020 time periods were unaffected by the enacted changes in the UK corporate income tax rates.

Net Income (NI)

NI in 4Q 2021 of $4,131 (32.0% of sales) was 21.1% higher than NI of $3,412 (28.4% of sales) in 4Q 2020. US GAAP NI for the year 2021 of $14,788 (30.1% of sales) was 37.0% higher than the US GAAP NI of $10,798 (25.6% of sales) in 2020.

NI per US GAAP in both annual periods was affected by an additional tax provision expense required to be recorded in the quarter in which a tax change is enacted, as a result of an adjustment to UTMD’s deferred tax liability (DTL).  The DTL results from the tax effect of not being able to deduct remaining future amortization expense of Femcare IIA.  In 2Q 2020, because the UK reset its corporate tax rate from 17% to 19% going forward, it caused UTMD to have to book an additional $225 in income taxes that represented the additional tax which would be paid in the UK over the remaining six year life of the 2011 Femcare acquisition IIA, based on a 19% rate. In 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which will be paid in the UK over the then remaining five year life of the 2011 Femcare acquisition IIA. Excluding the $390 DTL increase in 2Q 2021 and the $225 DTL increase in 2Q 2020, both of which reduced annual NI by those same amounts, year 2021 non-US GAAP NI was $15,178 (30.9% of sales), 37.7% higher than 2020 non-US GAAP NI of $11,023 (26.1% of sales).

The average consolidated income tax provisions (as a % of the same period EBT) per US GAAP in 4Q 2021 and 4Q 2020 were 20.3% and 20.4% respectively, and were 22.4% and 22.0% in year 2021 and 2020 respectively. As the income tax provision rates for both 2021 and 2020 years are not directly related to EBT generated in the same periods, UTMD provides the following tax rates excluding the 2Q 2021 $390 tax provision adjustment and the 2Q 2020 $225 income tax provision adjustment: The resulting non-GAAP income tax provision rates were 20.4% for both 2021 and 2020 years.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. The basic 2021 corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 4Q 2021 were $1.127 compared to $0.934 in 4Q 2020, a 20.6% increase.  US GAAP diluted EPS in year 2021 were $4.041 compared to $2.941 in 2020, a 37.4% increase.  Excluding the “one-time” income tax provision increases due to the DTL adjustments, non-US GAAP diluted EPS in 2021 were $4.147 compared to $3.002 in 2020, a 38.2% increase, which is more indicative of normal operating results. The increases in EPS were substantial as a result of the 2021 improvement in revenues and GPM while holding OE about the same as in 2020. Diluted shares were 3,667,199 in 4Q 2021 compared to 3,652,084 in 4Q 2020.  The higher diluted shares in 4Q 2021 were the result of employee options exercised.

The number of shares used for calculating 4Q 2021 and year 2021 EPS were higher than the December 31, 2021 outstanding shares balance because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of calendar year 2021 were 3,654,737 compared to 3,643,035 at the end of 2020. The difference was due to 13,711 shares in employee option exercises during 2021, less 2,009 shares swapped to pay the exercise price. For comparison, outstanding shares were 3,648,984 at the end of 3Q 2021. The total number of outstanding unexercised employee and outside director options at December 31, 2021 was 51,858 at an average exercise price of $69.24, including shares awarded but not yet vested. This compares to 69,036 unexercised option shares at the end of 2020 at an average exercise price of $67.23/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for 4Q 2021 was 15,132 compared to 11,091 in 4Q 2020. The number of shares added as a dilution factor for the year 2021 was 12,606 compared to 14,018 in 2020. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options were awarded in 2021. UTMD paid $8,349 ($2.285/share) in dividends to stockholders in 4Q 2021 compared to $1,018 ($0.280/ share) paid in 4Q 2020. The dividends paid in 4Q 2021 included a regular $0.285/share dividend declared in September after 3Q 2021, and a special $2.00/ share dividend declared in November and paid in December in lieu of a regular dividend that otherwise would have been paid in January 2022. Without having been able to repurchase its shares in 2021, the special dividend helped the Company continue to achieve its continuing capital allocation objective of returning value to stockholders. UTMD paid $11,465 ($3.14/share) in dividends to stockholders in 2021 compared to $4,116 ($1.12/ share) in dividends and $6,976 in share repurchases in 2020.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In September 2020, UTMD repurchased 7,000 shares at $78.67/ share.  No shares were repurchased in 2021. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2021 was $100.00, up 7.7% from the closing price of $92.84 at the end of 3Q 2021, and up 18.6% from the closing price of $84.30 at the end of 2020.  The average enterprise value of publicly-traded medical device companies is published by financial firms to be currently north of 20 times EBITDA. At only 15 times projected 2022 EBITDA plus $61 million in cash which existed at the end of 2021 with no debt, UTMD’s projected enterprise value would be $511 million or about $139.00/share with 3.68 million diluted shares.

Balance Sheet.

At December 31, 2021 compared to the end of 2020, UTMD’s cash and investments increased $9.4 million to $61.0 million as a result of operating EBITDA minus the $11.5 million in cash dividends paid to stockholders, and a $0.7 million increase in non-cash and dividend working capital as a result of higher sales and production activity. At December 31, 2021, Net Intangible Assets decreased to 27.2% of total consolidated assets from 34.1% on December 31, 2020.

Financial ratios as of December 30, 2021 which may be of interest to stockholders follow:

1)Current Ratio = 20.3

2)Days in Trade Receivables (based on 4Q 2021 sales activity) = 35.8

3)Average Inventory Turns (based on 4Q 2021 CGS) = 3.0

4)2021 ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 2021 SEC Form 10-K will be filed on or before March 31, 2022, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (three months ended December 31)

(in thousands except earnings per share):

	4Q 2021	4Q 2020	Percent Change	4Q 2019
Net Sales	$12,914	$12,010	7.5%	$11,831
Gross Profit	8,112	7,265	11.7%	7,814
Operating Income	5,129	4,280	19.8%	4,679
Income Before Tax	5,181	4,286	20.9%	4,735
Net Income before DTL adjust	4,131	3,412	21.1%	3,777
Net Income (US GAAP)	4,131	3,412	21.1%	4,359
Diluted EPS before DTL adjust	$1.127	$.934	20.6%	$1.165
Diluted EPS (US GAAP)	$1.127	$.934	20.6%	$1.010
Shares Outstanding (diluted)	3,667	3,652		3,740

INCOME STATEMENT, Twelve Months (Calendar Year ended December 31)

(in thousands except earnings per share):

	2021	2020	Percent Change	2019
Net Sales	$49,054	$42,178	16.3%	$46,904
Gross Profit	30,917	25,548	21.0%	29,466
Operating Income	18,880	13,708	37.7%	17,633
Income Before Tax	19,061	13,840	37.7%	17,884
Net Income before DTL adjust	15,178	11,023	37.7%	14,145
Net Income (US GAAP)	14,788	10,798	37.0%	14,727
Diluted EPS before DTL adjust	$4.147	$3.002	38.2%	$3.784
Diluted EPS (US GAAP)	$4.041	$2.941	37.4%	$3.939
Shares Outstanding (diluted)	3,660	3,672		3,739

BALANCE SHEET

(in thousands)	(audited) DEC 31, 2021	(unaudited) SEP 30, 2021	(audited) DEC 31, 2020
Assets
Cash & Investments	$60,974	$64,321	$51,590
Accounts & Other Receivables, Net	5,132	4,853	4,104
Inventories	6,596	6,299	6,222
Other Current Assets	456	373	346
Total Current Assets	73,158	75,846	62,262
Property & Equipment, Net	10,992	10,932	11,326
Intangible Assets, Net	31,412	32,974	38,157
Total Assets	$115,561	$119,752	$111,745

Liabilities & Stockholders’ Equity
Accounts Payable	$761	$1,026	$788
REPAT Tax Payable	237	237	79
Other Accrued Liabilities	2,602	3,752	2,924
Total Current Liabilities	$3,600	$5,015	$3,791
Deferred Tax Liability – Intangible Assets	2,105	2,196	2,151
Long Term Lease Liability	331	343	335
Long Term REPAT Tax Payable	1,810	1,810	1,995
Deferred Revenue and Income Taxes	577	408	651
Stockholders’ Equity	107,138	109,980	102,822
Total Liabilities & Stockholders’ Equity	$115,561	$119,752	$111,745